Exhibit 99.1

Contacts: David Olson

818.676.6978

david.w.olson@health.net

Michael Engelhard

818.676.7620

michael.engelhard@health.net

HEALTH NET REPORTS FIRST QUARTER 2004 INCOME OF

$.13 PER DILUTED SHARE

$64 Million in Expenses Related to Prior Periods Drive Health Care Costs Higher;

Enrollment Climbs as Administrative Ratio Falls;

TRICARE Margins Rise

LOS ANGELES, May 4, 2004 – Health Net, Inc. (NYSE:HNT) today announced 2004 first quarter income from operations per diluted share of $.13 compared with $.60 in the first quarter of 2003.

Health Net reported net income of $15,012,000 in the first quarter of 2004. This includes a $1,875,000 pretax gain related to the sale of its subacute care subsidiaries.

Net income in the first quarter of 2003 amounted to $72,135,000. The year-over-year decline in net income was primarily the result of health care costs for prior periods that were higher than previously estimated and recognized in the first quarter of 2004.

“Prior period health care costs resulted in us falling short of previous earnings expectations for the first quarter of 2004, and indicate that we underestimated the underlying health care cost trend for the first quarter of 2004 and for the full year. These prior period costs resulted primarily from a large number of hospital claims paid in March 2004 for dates of service that occurred in 2003 and before,” said Jay Gellert, president and chief executive officer of Health Net. “In light of these higher costs, we have already started raising commercial premiums for the balance of the year.

“On a positive note, TRICARE performance continues to be strong with margins expanding in the first quarter of 2004, and we believe we can show significant improvement as we move through the balance of the year,” Gellert added.

Key developments of the first quarter of 2004 included:

•	Commercial Health Plan enrollment increased by approximately 82,000 members, or 3 percent, compared with the end of the first quarter of 2003 and by 25,000 members, or 1 percent, compared to the fourth quarter of 2003. Large Group enrollment increased from the end of the fourth quarter of 2003 by approximately 28,000 members, or 2 percent, as the California health plan added several new accounts;

•	Health Net’s Administrative Ratio was 10.0 percent, a 60 basis point improvement compared to the first quarter of 2003, and 60 basis points lower than the fourth quarter of 2003, consistent with the company’s expectations;

•	A Debt-to-Total Capital ratio of 23.9 percent, below the company’s stated target of 30 percent and up from 23.6 percent at the end of the fourth quarter of 2003. This is the ninth consecutive quarter this ratio has been below the company’s target; and

•	The repurchase of an additional 880,100 shares of the company’s common stock. The company has repurchased a total of 17,679,355 shares through March 31, 2004, under its stock repurchase program announced in May 2002, as amended in August 2003, to add an additional $200 million in repurchase authorization.

“We have approximately $97 million in remaining authorization, and ample cash capacity, so we look forward to resuming our repurchase of shares,” Gellert added.

Revenues

Health Net’s total revenues rose 7.7 percent in the first quarter of 2004 to $2,924,752,000 from $2,715,685,000 in the first quarter of 2003. Health plan services revenue climbed 7.5 percent to $2,404,355,000 in the first quarter of 2004 compared to $2,237,328,000 in the first quarter of 2003.

Health plan services revenue gains were the result of higher commercial and Medicare premium yields across the company’s health plans. The overall premium yield per member per month (PMPM) in the first quarter of 2004 rose 6.2 percent compared to the same period in 2003.

“Premium yields on our commercial business in the major plans were up between 8 and 9 percent, adjusted for geographic differences, product and benefit mix changes and a substantial benefit change at our largest Northeast account,” Gellert explained.

Small Group and Individual enrollment was up 10.0 percent in the first quarter of 2004 compared with the first quarter of 2003. Continued strong relationships with the distribution system and product innovation drove this growth. The company expects this rate of growth to decrease in coming quarters.

In the first quarter of 2004, Health Net’s Government contracts revenue rose 11.1 percent from the first quarter of 2003, reaching $503,948,000. This increase was largely due to the effects on the TRICARE program from the nation’s ongoing heightened military activity. The company noted that an increased number of TRICARE enrollees continued to seek care in the private sector. As more care is provided to TRICARE enrollees in the private sector, contract costs and revenues rise.

“We are very pleased with the ongoing strong performance of our TRICARE operations as the margin expanded in the first quarter. The implementation work on our new TRICARE contract for the North region is on schedule. We expect to end health care delivery for our smallest existing contract in the second quarter of 2004, and to begin health care delivery in the North region on July 1,” Gellert noted.

Other income decreased by $10,574,000 in the first quarter of 2004 compared to the first quarter of 2003, primarily due to lost revenue from the sale of the company’s Employer Services division.

In the first quarter of 2004, net investment income was $15,201,000, an increase of $2,222,000 from the first quarter of 2003. Net investment income in the first quarter of 2004 increased by $989,000 from the fourth quarter of 2003.

Health Care Costs

Overall PMPM health plan health care costs rose by 11.8 percent in the first quarter of 2004 compared with the first quarter of 2003.

“These health care cost increases include increases in reserve estimates for prior periods,” Gellert said. “Our physician and pharmacy cost increases were somewhat better than expected, but hospital costs, including increases in prior period costs, rose sharply in the first quarter of 2004.”

The Government contracts cost ratio improved by 15 basis points to 95.4 percent compared to the first quarter of 2003. Continued diligent management of utilization and careful oversight of administrative expenses resulted in the ratio’s improvement.

Administrative Expenses

In the first quarter of 2004, Health Net’s administrative ratio (G&A plus depreciation) was 10.0 percent, a 60 basis point improvement compared to the first quarter of 2003. Total general, administrative and depreciation expenses were $241,468,000 in the first quarter of 2004. The administrative ratio was lower in the first quarter of 2004, as compared to the first quarter of 2003 due to the divestiture of the company’s Employer Services division.

In order to enhance efficiency and reduce administrative costs, the company will commence a reduction in force in the second quarter of 2004 and expects to record a charge for severance and related benefit expenses of approximately $15 million pretax in the second quarter.

Further, the company has intentionally postponed completion of its systems consolidation project, known as Health Net One, to the first half of 2005. “We are intentionally delaying the final claims processing implementation of Health Net One to make absolutely certain that our processes, especially our claims payment processes, are as efficient and effective as they can possibly be,” Gellert explained. “Other facets of the project are moving forward.”

Health Net’s selling expenses increased by $8,441,000 to $63,577,000 in the first quarter of 2004 compared with $55,136,000 in the same period in 2003, consistent with the growth in broker-driven segments such as Small Group. The selling costs ratio was 2.6 percent for the first quarter of 2004, an increase of 18 basis points over the same period last year.

Balance Sheet Highlights

Cash and investments as of March 31, 2004 were $1,726,803,000 compared with $1,943,660,000 as of December 31, 2003.

The TRICARE receivable increased by $30,109,000 from the end of the fourth quarter of 2003 to $121,037,000 at March 31, 2004, consistent with seasonal patterns.

Debt increased by $7,640,000 from the fourth quarter of 2003 as the company entered into an interest rate swap contract in the first quarter of 2004. Interest expense was $1,400,000 lower in the quarter compared to the fourth quarter of 2003, with the majority of the reduction a result of the swap arrangement.

Reserves for claims and other settlements increased by $44,697,000 to $1,069,247,000 as of the end of the first quarter of 2004 versus the end of the fourth quarter of 2003. Days claims payable declined to 45.2 days at the end of the first quarter of 2004, compared with 49.4 days at the end of the prior quarter.

“We paid $120 million more in claims in the first quarter of this year compared to the fourth quarter of last year. That is the largest factor behind the decline in days claims payable,” Gellert said.

Cash Flow

Cash flows used in operations in the first quarter of 2004 amounted to $154,575,000 compared to cash flow provided by operations of $90,194,000 in the first quarter of 2003. The negative cash flow was due primarily to receiving only two CMS payments for Medicare in the first quarter of 2004, a scheduled Medi-Cal payment for March that was received in April, and the increase in the government contracts receivable balance. Normalized for the timing issues, cash flow would have been slightly positive in the first quarter of this year.

Health Net repurchased 880,100 shares of its common stock in the first quarter of 2004. Since the announcement of its stock repurchase program in May 2002, Health Net has repurchased 17,679,355 shares at an average price of $27.22 through March 31, 2004.

Outlook

The company now believes that earnings within a range of $2.15 to $2.50 per diluted share for the full year of 2004 and $.45 to $.55 per diluted share in the second quarter of 2004 are achievable. This new guidance excludes the impact of $0.08 per diluted share of the severance and related benefit charges anticipated to be recorded in the second quarter of 2004. Including the impact of the charges, guidance for the second quarter would be $.37 to $.47 per diluted share and $2.07 to $2.42 per diluted share for the full year.

Certain matters discussed in this release contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, that involve risks and uncertainties. All statements other than statements of historical information provided herein may be deemed to be forward-looking statements. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to uncertainty and changes in circumstances. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially due to, among other things, rising health care costs, trends in medical care ratios, operational issues, health care reform and general business conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K filed with the SEC and the risks discussed in the company’s other periodic filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. The company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date of this release.

As previously announced, Health Net will discuss the company’s first quarter results during a conference call with investors on Tuesday, May 4, 2004, at approximately 12:00 noon EDT. To listen to the call, please dial 719.457.2661, code 499368. A live webcast and replay of the conference call also will be available at www.health.net. The conference call webcast is open to all interested parties. A replay of the conference call will be available following the call on Tuesday, May 4, 2004 through Saturday, May 8, 2004, by dialing 719.457.0820, code 499368. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2003.

Health Net, Inc. is among the nation’s largest publicly traded managed health care companies. Its mission is to help people be healthy, secure and comfortable. The company’s HMO, POS, insured PPO and government contracts subsidiaries provide health benefits to approximately 5.3 million individuals in 14 states through group, individual, Medicare, Medicaid and TRICARE programs. Health Net’s subsidiaries also offer managed health care products related to behavioral health and prescription drugs, and offer managed health care product coordination for multi-region employers and administrative services for medical groups and self-funded benefits programs.

For more information on Health Net, Inc., please visit the company’s Web site at www.health.net.

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[Five pages of tables follow]

Health Net, Inc.

Condensed Consolidated Statements of Operations

(Amounts in thousands, except per share data)

	First Quarter Ended March 31, 2003	Second Quarter Ended June 30, 2003	Third Quarter Ended September 30, 2003		Fourth Quarter Ended December 31, 2003		First Quarter Ended March 31, 2004
REVENUES:
Health plan services premiums	$2,237,328	$2,259,867	$2,300,807		$2,295,217		$2,404,355
Government contracts	453,556	465,727	482,276		464,214		503,948
Net investment income	12,979	14,364	17,777		14,212		15,201
Other income	11,822	12,704	15,863		5,989		1,248

Total revenues	2,715,685	2,752,662	2,816,723		2,779,632		2,924,752

EXPENSES:
Health plan services	1,861,190	1,888,966	1,890,408		1,876,274		2,107,087
Government contracts	433,517	443,549	464,295		448,162		480,905
General and administrative	224,052	219,942	236,723		231,814		231,485
Selling	55,136	56,800	62,562		59,021		63,577
Depreciation	15,011	14,453	13,561		12,878		9,983
Amortization	669	669	669		767		606
Interest	9,762	9,769	9,763		9,841		8,438

	2,599,337	2,634,148	2,677,981		2,638,757		2,902,081
Asset impairments	—	—	—		16,409	(b)	—
Gain on sale of businesses	—	—	—		(18,901	)(c)	(1,875	)(d)

Total expenses	2,599,337	2,634,148	2,677,981		2,636,265		2,900,206

Income from continuing operations before income taxes	116,348	118,514	138,742		143,367		24,546
Income tax provision	44,213	43,730	51,930		54,018		9,534

Income from continuing operations	72,135	74,784	86,812		89,349		15,012

Discontinued operations:
Loss on settlement from disposition, net of tax	—	—	(89,050	)(a)	—		—

Net income (loss)	$72,135	$74,784	$(2,238)		$89,349		$15,012

Basic earnings (loss) per share:
Income from continuing operations	$0.61	$0.64	$0.75		$0.79		$0.13
Loss on settlement from disposition, net of tax	—	—	(0.77)		—		—

Net	$0.61	$0.64	$(0.02)		$0.79		$0.13

Diluted earnings (loss) per share:
Income from continuing operations	$0.60	$0.63	$0.74		$0.77		$0.13
Loss on settlement from disposition, net of tax	—	—	(0.76)		—		—

Net	$0.60	$0.63	$(0.02)		$0.77		$0.13

Weighted average shares outstanding:
Basic	118,972	116,446	115,122		113,515		112,600
Diluted	120,577	118,631	117,827		115,943		114,342
Ratios:
Health plan services MCR	83.2%	83.6%	82.2%		81.7%		87.6%
Government contracts cost ratio	95.6%	95.2%	96.3%		96.5%		95.4%
Administrative ratio ((G&A+Dep) / (HP serv rev + Other income))	10.6%	10.3%	10.8%		10.6%		10.0%
Selling costs ratio (Selling costs / HP serv rev)	2.5%	2.5%	2.7%		2.6%		2.6%
Days claims payable	51.5	52.6	50.4		49.4		45.2

BS	1,105,241	1,079,748	990,333		1,024,550		1,069,247
BS	1,025,269	1,105,241	1,079,748		990,333		1,024,550
HHC	1,065,255	1,092,495	1,035,041		1,007,442		1,046,899
	1	1	1		1		0
	90	91	92		92		91
	51.5	52.6	50.4		49.4		45.2
0.04031	—	—	—		—		—

Health Net, Inc.

Condensed Consolidated Statements of Cash Flows

(Amounts in thousands, except per share data)

	First Quarter Ended March 31, 2003	Second Quarter Ended June 30, 2003	Third Quarter Ended September 30, 2003	Fourth Quarter Ended December 31, 2003	First Quarter Ended March 31, 2004
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$72,135	$74,784	$(2,238)	$89,349	$15,012
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Amortization and depreciation	15,680	15,122	14,230	13,645	10,589
Gain on sale of businesses	—	—	—	(18,901)	(1,875)
Asset impairments	—	—	—	16,409	—
Other changes	1,675	1,842	1,351	270	(898)
Changes in assets and liabilities, net of the effects of dispositions:
Premiums receivable and unearned premiums	(62,506)	(59,631)	54,531	87,769	(130,211)
Other assets	19,094	(28,065)	16,942	27,944	4,718
Amounts receivable/payable under government contracts	(48,532)	51,000	(22,475)	43,603	(52,787)
Reserves for claims and other settlements	79,972	(24,974)	(89,415)	37,154	42,962
Accounts payable and other liabilities	12,676	(134)	106,722	(117,256)	(42,085)

Net cash provided by (used in) operating activities	90,194	29,944	79,648	179,986	(154,575)

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	27,520	107,591	127,622	32,243	125,015
Maturities of investments	193,664	113,105	143,532	121,944	112,345
Purchases of investments	(161,339)	(249,283)	(306,732)	(259,912)	(186,289)
Purchases of property and equipment	(13,529)	(15,060)	(13,891)	(12,435)	(5,853)
Cash received from the sale of businesses	—	—	—	90,316	11,026
Purchases of restricted investments and other	(16,526)	(14,317)	4,650	(4,685)	(49,279)

Net cash provided by (used in) investing activities	29,790	(57,964)	(44,819)	(32,529)	6,965

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	6,931	15,187	7,414	12,798	4,785
Proceeds from other financing arrangements	—	5,680	—	—	—
Repurchases of common stock	(90,319)	(68,092)	(103,146)	(26,761)	(33,264)
Repayment of debt and other noncurrent liabilities	(49)	(5,799)	(16)	—	—

Net cash used in financing activities	(83,437)	(53,024)	(95,748)	(13,963)	(28,479)

Net increase (decrease) in cash and cash equivalents	36,547	(81,044)	(60,919)	133,494	(176,089)

Cash and cash equivalents, beginning of period	832,793	869,340	788,296	727,377	860,871

Cash and cash equivalents, end of period	$869,340	$788,296	$727,377	$860,871	$684,782

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except per share data)

	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003	March 31, 2004
ASSETS
Current Assets
Cash and cash equivalents	$869,340	$788,296	$727,377	$860,871	$684,782
Investments - available for sale	907,918	955,401	1,001,840	1,082,789	1,042,021
Premiums receivable, net	130,325	184,239	137,485	144,968	186,178
Amounts receivable under government contracts	142,805	92,982	135,570	90,928	121,037
Reinsurance and other receivables	104,242	114,327	127,562	105,074	94,469
Deferred taxes	61,001	60,081	89,367	43,008	40,827
Other assets	78,103	95,654	80,963	84,842	92,404

Total current assets	2,293,734	2,290,980	2,300,164	2,412,480	2,261,718
Property and equipment, net	197,823	198,502	198,848	190,900	186,700
Goodwill, net	762,066	762,066	762,066	729,506	723,595
Other intangible assets, net	21,734	21,129	20,524	19,918	19,313
Deferred taxes	14,202	15,270	21,289	44,769	41,409
Other noncurrent assets	172,923	168,077	148,067	151,703	214,894

Total Assets	$3,462,482	$3,456,024	$3,450,958	$3,549,276	$3,447,629

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,105,241	$1,079,748	$990,333	$1,024,550	1,069,247
Health care and other costs payable under government contracts	235,758	236,935	257,048	256,009	233,331
Unearned premiums	79,622	73,905	81,682	178,115	95,614
Accounts payable and other liabilities	290,728	281,732	435,176	315,031	272,000

Total current liabilities	1,711,349	1,672,320	1,764,239	1,773,705	1,670,192
Senior notes payable	398,856	398,892	398,928	398,963	406,603
Other noncurrent liabilities	60,181	63,246	65,893	82,383	78,958

Total Liabilities	2,170,386	2,134,458	2,229,060	2,255,051	2,155,753

Stockholders’ Equity
Common stock and additional paid-in capital	740,296	760,430	770,514	789,392	794,602
Restricted common stock	5,070	6,229	5,885	5,885	6,027
Unearned compensation	(4,617)	(5,278)	(4,507)	(3,995)	(3,624)
Treasury Class A common stock, at cost	(347,825)	(413,918)	(517,064)	(549,102)	(577,484)
Retained earnings	889,881	964,665	962,427	1,051,776	1,066,788
Accumulated other comprehensive income	9,291	9,438	4,643	269	5,567

Total Stockholders’ Equity	1,292,096	1,321,566	1,221,898	1,294,225	1,291,876

Total Liabilities and Stockholders’ Equity	$3,462,482	$3,456,024	$3,450,958	$3,549,276	$3,447,629

Debt-to-Total Capital Ratio	23.6%	23.2%	24.6%	23.6%	23.9%

Health Net, Inc.

Notes to Condensed Consolidated Statements of Operations

Notes:

(a)	Pretax impairment charges for write-off of investment in MedUnite of $12.4 million and the impairment of IT assets of $35.8 million. Loss on settlement from disposition of discontinued operations of $89.1 million, net of tax of $47.9 million, related to the settlement of a lawsuit arising from our 1998 sale of certain of our workers’ compensation subsidiaries.

(b)	Pretax impairment charges for buildings held for sale of $2.6 million and our investment in CSMS IPA connectivity services of $13.8 million.

(c)	Pretax $18.9 million gain on the sales of our Employer Services, Dental and Vision subsidiaries.

(d)	Pretax $1.9 million gain on the sales of our subacute subsidiaries.

HEALTH NET, INC.

Medical Covered Lives at March 31, 2004

(in Thousands)

	Commercial - Large Group			Commercial - Small Group & Individual			Commercial Risk Subtotal
	03/04	12/03	03/03	03/04	12/03	03/03	03/04	12/03	03/03
Arizona	70	67	70	52	52	44	122	119	115
California	1,156	1,112	1,111	561	559	498	1,718	1,671	1,609
Connecticut	202	208	228	44	46	52	246	254	280
New Jersey	133	141	149	147	154	140	279	294	290
New York	157	155	144	114	116	110	271	271	254
Oregon	90	93	80	31	27	17	121	120	97
Pennsylvania	—	4	32	—	—	—	—	4	32

Total	1,808	1,780	1,814	949	954	863	2,758	2,733	2,676

Year over Year		(0)%			10%			3%
Sequential		2%			(0)%			1%

	ASO			Commercial Subtotal
	03/04	12/03	03/03	03/04	12/03	03/03
Arizona	—	—	—	122	119	115
California	3	2	2	1,721	1,673	1,611
Connecticut	52	57	58	298	311	339
New Jersey	18	19	19	297	313	308
New York	7	10	10	277	281	264
Oregon	—	—	—	121	120	97
Pennsylvania	—	—	—	—	4	32

Total	79	88	89	2,837	2,821	2,766

Year over Year		(11)%			3%
Sequential		(10)%			1%

	Medicare Risk			Medicaid			Health Plan Total
	03/04	12/03	03/03	03/04	12/03	03/03	03/04	12/03	03/03
Arizona	36	36	37	—	—	—	158	156	152
California	98	99	102	691	702	721	2,510	2,475	2,434
Connecticut	27	27	28	98	98	108	423	436	475
New Jersey	—	—	—	44	45	48	341	358	356
New York	5	6	6	—	—	—	283	287	270
Oregon	3	0	0	—	—	—	124	121	97
Pennsylvania	—	—	—	—	—	—	—	4	32

Total	169	169	173	833	846	877	3,840	3,836	3,815

Year over Year		(2)%			(5)%			1%
Sequential		0%			(1)%			0%

	03/04	03/03	Year Over Year
TRICARE*
Active Duty Dependents	671	630	7%
Retirees	812	816	0%

Total TRICARE	1,483	1,446	3%

*	Best estimate based on available government data